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Exhibit 99.1

For Immediate Release

Contact:	Cliff Farren Investor Relations + 1 404 841 5323 cfarren@synavant.com	Mary Stuart Media Relations + 1 404 841 4142 mstuart@synavant.com

SYNAVANT Signs Agreement for the Sale of its
Global Interactive Marketing Business to Groupe CEGEDIM
for $43.5 million

Transaction recognizes significant value in the
Interactive Marketing Division

        ATLANTA, GA, March 16, 2003—SYNAVANT Inc. (Nasdaq:SNVT), a global leader in pharmaceutical Customer Relationship Management (CRM) and Interactive Marketing (IM) services for the biopharmaceutical industry today announced the signing of a Definitive Agreement for the sale of its global IM business to Groupe CEGEDIM (CEGEDIM) for $43.5 million in cash.

        "After a thorough review of strategic alternatives available to the Company, it became apparent that our CRM technology services and Interactive Marketing businesses have different characteristics and that shareholder value could be enhanced by their separation," said Wayne P. Yetter, SYNAVANT Chairman and Chief Executive Officer. "The valuation placed on our IM business by this transaction recognizes the significant value that is derived from this component of our business. Therefore, our board of directors has approved this transaction and is recommending the transaction to our shareholders," stated Yetter. "Furthermore, the sale of our IM Division allows management to focus on enhancing shareholder value through the continued transition of our CRM technology services business. We will utilize the proceeds received from this transaction to continue the restructure of our remaining business operations, downsize our corporate infrastructure to improve profitability and settle certain liabilities. Our board will consider all strategic alternatives available to it to enhance the value of our remaining business, which may include further development of and investment in the business or other strategic transactions. The company expects that a portion of the proceeds from the sale of our IM Division will be distributed to shareholders, but no decision has been made as to the amount, timing, or form of such distribution," Yetter added.

        Since its spin-off from IMS Health in August 2000, SYNAVANT's IM Division has remained constant in its overall strategic direction. However, the CRM technology services component has shifted its focus from the development of proprietary sales force automation software for the pharmaceutical industry to a services model providing implementation, data management, analytics, help desk, hardware, training and other specialist services to support Siebel ePharma and other emerging technologies. The Company continues to believe that leading pharmaceutical companies are embracing these new technologies to support their multi-channel marketing strategies that leverage their sales force, internet, call center and other channels to interact and grow relationships with their customers.

        CEGEDIM is a multi-national provider of technologies and services relating to medical information for healthcare professionals and pharmaceutical companies. The sale of SYNAVANT's IM business to CEGEDIM strengthens CEGEDIM's position in North America and dovetails with its strategy to enhance its position as a global provider of medical information and direct marketing solutions. CEGEDIM's expanded global presence and strengthened local support are expected to produce immediate benefits for SYNAVANT's IM customers. As part of the transaction, CEGEDIM will purchase the company's PharbaseSM database. SYNAVANT and CEGEDIM have also signed a long-term marketing and co-operation agreement whereby SYNAVANT's current and future CRM technology customers will continue to have access to PharbaseSM data, and SYNAVANT will continue to facilitate the enrichment of that data through its customers' CRM and sales force automation systems.

        For the twelve months ended September 2002, SYNAVANT's IM Division generated approximately $50 million in revenue, net of postage re-billed to customers. Approximately 50 percent of this amount was generated in the United States.

        The transaction is subject to approval by SYNAVANT shareholders, regulatory approvals and other customary closing conditions. The Company expects the transaction to close in the second or third quarter of 2003.

        A copy of the Definitive Agreement will be filed shortly via an 8-K Filing with the SEC. The Company's Proxy Statement for the transaction to be filed with the SEC will contain more information about the transaction. SYNAVANT's 2002 earnings are scheduled for release on March 21, 2003.

        Alterity Partners, LLC acted as financial advisor to SYNAVANT for this transaction.

About SYNAVANT

        SYNAVANT Inc. guides biopharmaceutical and healthcare companies globally to greater business success by accelerating the adoption of advances in healthcare around the world. SYNAVANT accomplishes this by designing, building and supporting a wide range of knowledge-based solution sets, that bring together leading-edge technology, proven data management competence, a full range of specialist services—including hardware services and computer systems validations—and over 30 years of healthcare expertise. Its comprehensive, global solutions include pharmaceutical Customer Relationship Management (CRM) and eBusiness applications, interactive marketing, server and database management, dedicated local helpline support, training, telemarketing, sample management, and product-recall services. SYNAVANT is headquartered in Atlanta, GA, USA and has offices in 21 countries. Additional information is available at http://www.synavant.com.

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        This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking, which can be identified by the use of words such as "may," "will," "expect," "anticipate," "estimate," "believe," "continue" or other similar words. Such forward-looking statements are based on management's current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: risks associated with competition from other providers of customer relationship management solutions; customer decisions favoring competitor products, solutions and/or services; the ability to obtain additional financing on satisfactory terms to meet future capital requirements; the loss of key personnel; failure to introduce new or enhanced products in a timely manner; defects in our products and delays related to market adoption of our software; consolidation of the pharmaceutical industry; fluctuations in quarterly and or annual operating results that may adversely affect the market price of our common stock; operating on a global basis; the ability to protect our intellectual property; product infringement claims; the ability to identify, consummate and integrate acquisitions; alliances and ventures on satisfactory terms; the ability to develop new or advanced technologies, systems or products; the ability to successfully maintain historic effective tax rates; and regulatory, legislative and enforcement initiatives. These risks and uncertainties are not intended to be exhaustive and should be read in conjunction with other cautionary statements discussed in more detail in the Company's filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

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Exhibit 99.1